Exhibit 10.38(xiv)

AMENDMENT NUMBER SIX

TO THE

GEORGIA-PACIFIC CORPORATION LONG-TERM INCENTIVE PLAN

WHEREAS, pursuant to Section 8 of the Georgia-Pacific Corporation Long-Term Incentive Plan (the “Plan”), the Board has the right to amend the Plan, with the approval of the shareholders of the Company where necessary or advisable; and

WHEREAS, the Board desires to amend the Plan to provide that (a) any time-based restricted stock award under the Plan be subject to a vesting period of at least three years (awards may vest incrementally over such period), (b) any performance-based restricted stock award have a performance measurement period of at least one year, and (c) such restriction periods may not be waived except in the case of death, disability, termination of employment or a change of control; and

RESOLVED, the Board desires to amend the Plan to require shareholder approval with respect to (a) any material change in the eligibility provisions, and (b) any amendment to the provisions governing the minimum exercise price for an option award granted under the Plan;

NOW, THEREFORE, the Committee hereby amends the Plan as follows, subject to and effective as of the date of shareholder approval:

1.	Section 5(c) of the Plan is amended to read as follows:

“(c) Restricted Shares. An Award consisting of a transfer of shares of Common Stock to a Participant, subject to such restrictions on transfer or other incidents of ownership, for such periods of time (with respect to each Award, the “Restriction Period”) as the Committee may determine. Restrictions on an Award of Restricted Shares may include the attainment of specified Performance Goals during a designated Performance Period having a minimum duration of at least one year, the passage of a period of time having a minimum duration of at least three years (during which Awards may vest incrementally), or a combination of such restrictions and/or of other delayed vesting conditions; provided that in no event may the minimum duration of such Restriction Period be waived except in the case of death, disability, termination of employment or a Change of Control. If the issuance, vesting and/or transfer of ownership of Restricted Shares granted under this Plan is contingent upon the attainment of Performance Goals during a designated Performance Period, the Award shall also be considered a Performance Award and shall be subject to the provisions of Section 6(b) as well as those of this Section 6(c). Awards of Restricted Shares under this Plan shall be subject to the following conditions and procedures:”

2.	Section 8(c) of the Plan is amended to read as follows:

“(c) Limitations. Notwithstanding the foregoing: (i) no amendment may, without the approval of the shareholders of the Company, (A) increase any of the grant limitations under Section 4 of this Plan, (B) extend the term of this Plan, (C) materially change the eligibility provisions of the Plan, or (D) change the provisions governing the minimum exercise price for Options; (ii) no amendment, modification or termination shall in any manner adversely affect a Participant’s rights under any Awards theretofore granted to a Participant under this Plan without the consent of such Participant; and (iii) no amendment may change any Performance Goal or increase the compensation payable for the achievement of a Performance Goal, after the Committee has established such Performance Goal with respect to a Performance Award.”

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